Exhibit 99.1

Stepan Announces Appointment of New Vice President and Chief Financial Officer

Northbrook, IL, July 14, 2025 – Stepan Company (NYSE: SCL) announced today the appointment of Ruben Velasquez as Vice President and Chief Financial Officer of Stepan, effective as of July 15, 2025. Mr. Velasquez will succeed Samuel Hinrichsen who, as previously reported, is presently serving as Vice President and Interim Chief Financial Officer. Mr. Hinrichsen will continue in his role as Vice President of Finance.

Mr. Velasquez most recently served as Vice President Global Finance Transformation at 3M Company. Prior to that, Mr. Velasquez held several senior finance roles at 3M, including Vice President Global Finance and CFO Manufacturing & Supply Chain Operations, and Vice President Global Finance and CFO Consumer Business, as well as serving as the Finance Director and Country CFO at 3M Russia and 3M Colombia. Mr. Velasquez began his finance career at Ecopetrol in Colombia where he held senior finance leadership roles including Finance Director Corporate FP&A and Treasury, and Interim Vice President and Corporate Chief Financial Officer. Mr. Velasquez holds an MBA from Northwestern University and a BS in Industrial Engineering from Universidad de Los Andes.

“Ruben brings over two decades of global finance leadership experience across diverse industries, including industrial conglomerates and the oil and gas industry,” said Luis E. Rojo, President and Chief Executive Officer of Stepan. “We are excited to add Ruben’s leadership and financial expertise to the Stepan team. We also thank Sam for all of his contributions while serving as Interim Chief Financial Officer.”

Corporate Profile

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries. Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning and disinfection products and in agricultural and oilfield solutions. The Company is also a leading supplier of polyurethane polyols used in the expanding thermal insulation market, and CASE (Coatings, Adhesives, Sealants, and Elastomers) industries.

Headquartered in Northbrook, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.

The Company’s common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL. For more information about Stepan Company please visit the Company online at www.stepan.com.

Contact: Samuel S. Hinrichsen 847-446-7500